APPENDIX A

TO

THE CUSTODIAN AGREEMENT

BETWEEN

FIRST TRUST EXCHANGE-TRADED FUND VI

and

BROWN BROTHERS HARRIMAN & CO.

Dated as of May 24, 2021

The following is a list of Funds/Portfolios for which the Custodian shall serve under a Custodian

Agreement dated as of August 2, 2012:

First Trust NASDAQ Technology Dividend Index Fund
Multi-Asset Diversified Income Index Fund
First Trust S&P International Dividend Aristocrats ETF
First Trust BuyWrite Income ETF
First Trust Hedged BuyWrite Income ETF
First Trust Rising Dividend Achievers ETF
First Trust Dorsey Wright Focus 5 ETF
First Trust RBA American Industrial Renaissance® ETF
First Trust Dorsey Wright Momentum & Dividend ETF
First Trust Dorsey Wright International Focus 5 ETF
First Trust Dorsey Wright Dynamic Focus 5 ETF
First Trust Nasdaq Bank ETF
First Trust Nasdaq Food & Beverage ETF
First Trust Nasdaq Oil & Gas ETF
First Trust Nasdaq Pharmaceuticals ETF
First Trust Nasdaq Retail ETF
First Trust Nasdaq Semiconductor ETF
First Trust Nasdaq Transportation ETF
Developed International Equity Select ETF
Emerging Markets Equity Select ETF
Large Cap US Equity Select ETF
Mid Cap US Equity Select ETF
Small Cap US Equity Select ETF
US Equity Dividend Select ETF
First Trust SMID Cap Rising Dividend Achievers ETF

First Trust Indxx Innovative Transaction & Process ETF

First Trust Nasdaq Artificial Intelligence and Robotics ETF

First Trust Dorsey Wright DALI 1 ETF

First Trust Dorsey Wright Momentum & Value ETF

First Trust Dorsey Wright Momentum & Low Volatility ETF

First Trust International Developed Capital Strength ETF

First Trust S-Network Streaming & Gaming ETF

First Trust S-Network Healthcare Technology ETF

IN WITNESS WHEREOF, each of the parties hereto has caused this to be executed in its name and on behalf of each such Fund/Portfolio.

FIRST TRUST EXCHANGE-TRADED FUND VI

BY: /s/ James M. Dykas

NAME: James M. Dykas

TITLE: President and CEO

DATE: May 24, 2021